EXHIBIT 99.1

Richard J. King                                                                                   October 22, 2002
Senior Vice President, Corporate Communications
AMC Entertainment Inc.
(816) 221-4000

AMC Entertainment Inc. reports
results for second quarter of FY 2003

KANSAS CITY, Mo.—AMC Entertainment Inc., one of the world’s leading theatrical exhibition companies, today reported revenues of $451 million for the second quarter of fiscal year 2003, ended Sept. 26, 2002.  On a pro-forma basis, which treats the results from the recent General Cinema and Gulf States acquisitions as if acquired last year, revenues decreased 4 percent from pro-forma revenues of  $470 million in the year-ago quarter.  Not considering pro-forma impacts, second quarter revenues increased 20 percent from $377 million in the same period last year.  For fiscal 2003 to date, AMC posted revenues of $913 million, an increase of 6 percent over pro-forma revenues of $859 million in the first 26 weeks of fiscal 2002.  Not considering pro-forma impacts, fiscal year-to-date revenues increased 33 percent from $687 million in the year-ago period.

Adjusted EBITDA (as defined in the attached Financial Summary) of $61 million for the second quarter was down 16 percent from pro-forma Adjusted EBITDA of $72 million for the second quarter last year.  Not considering pro-forma impacts, Adjusted EBITDA was up 6 percent from $57 million in the same quarter last year.  Adjusted EBITDA for the year to date stood at $123 million, up 8 percent from pro-forma adjusted EBITDA of $113 million in the year-ago period.  Not considering pro-forma impacts, Adjusted EBITDA increased 38 percent from $89 million in the same period last year.

“Although weak film product and other factors impacted our second quarter, our year-to-date results reflect continued successful execution of our strategic plan,” said Peter Brown, chairman and chief executive officer.  “AMC continues to lead the industry in asset quality and we are well positioned to capitalize on the solid slate of upcoming holiday films.”

Net loss for common shares for the second quarter was $8.0 million, compared to pro-forma net

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earnings of $12.6 million in last year’s second quarter.  Not considering pro-forma impacts, net earnings for common shares were $8.6 million in the year-ago quarter.  The second quarter’s net loss per diluted share was 22 cents compared to pro-forma net earnings of 27 cents per diluted share in the second quarter of last year and net earnings not considering pro-forma impacts of 22 cents per diluted share in the same period last year.

For the fiscal year to date, AMC reported a net loss of $18.3 million (50 cents per common share).  That compares to a pro-forma net loss of $1.7 million  (7 cents per common share) and a net loss not considering pro-forma impacts of $5.7 million (24 cents per common share) in the same period last year.

Highlights of the quarter included:

  Total revenues and Adjusted EBITDA were both second quarter records.
  Continued delivery of positive Free Cash Flow (After Tax Cash Flow less Capital Expenditures, Net).
  Continued balance sheet strength.
  Successful launch of the AMC Entertainment Card, a stored-value card that will be sold in AMC Theatres as well as at numerous retail outlets.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry.  Through its circuit of AMC Theatres, the Company operates 242 theatres with 3,500 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom.  Its Common Stock trades on the American Stock Exchange under the symbol AEN.  The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Investors will have the opportunity to listen to the quarterly earnings conference call and view the supporting slide presentation at 9 a.m. CDT on Tuesday, October 22, 2002, through the website www.amctheatres.com.  Listeners can also access the call by dialing (877) 307-8182.  A replay of the call will be available on the website through Tuesday, November 5, 2002.

Any forward-looking statements contained in this release, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties.  Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company’s ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, domestic and international political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws and unforeseen changes in operating requirements, the Company’s ability to identify suitable acquisition candidates and to successfully integrate acquisitions into its operations and results of significant litigation.

(FINANCIAL SUMMARY FOLLOWS)

	AMC ENTERTAINMENT INC. FINANCIAL SUMMARY (In thousands, except per share data)
	Thirteen Weeks Ended			Twenty-six Weeks Ended
		Pro Forma(5)			Pro Forma(5)
	Sept. 26, 2002	Sept. 27, 2001	Sept. 27, 2001	Sept. 26, 2002	Sept. 27, 2001	Sept. 27, 2001
Statement of Operations Data:
Admissions	$307,234	$317,548	$254,932	$616,701	$574,198	$458,116
Concessions	120,145	126,728	100,147	246,316	234,943	185,012
Other theatre	10,505	14,175	10,894	23,259	30,270	24,084
Other	13,214	11,358	11,358	26,448	19,889	19,889
Total revenues	451,098	469,809	377,331	912,724	859,300	687,101
Film exhibition costs	169,338	174,767	141,936	344,058	312,753	252,117
Concession costs	14,471	17,609	13,393	31,529	32,428	24,118
Theatre operating expense	110,789	112,472	85,273	219,702	217,327	164,951
Rent	74,162	71,940	58,887	148,112	143,625	117,733
Other	11,861	11,717	11,717	24,352	22,457	22,457
General and administrative expense	10,161	9,298	8,898	42,451	17,528	16,693
Preopening expense	451	537	537	1,248	1,806	1,806
Theatre and other closure expense	1,459	12	12	1,230	88	88
Reorganization items	-	408	-	-	2,136	-
Depreciation and amortization	31,985	30,319	24,272	61,417	59,664	47,570
Gain on disposition of assets	(1,236)	(2,001)	(2,001)	(1,422)	(1,842)	(1,842)
Total costs and expenses	423,441	427,078	342,924	872,677	807,970	645,691
Other expense	-	-	-	-	3,754	3,754
Interest expense	19,321	16,028	14,297	38,788	33,172	29,710
Investment income	(783)	(299)	(299)	(1,785)	(581)	(581)
Total other expense	18,538	15,729	13,998	37,003	36,345	32,883
Earnings before income taxes	9,119	27,002	20,409	3,044	14,985	8,527
Income tax provision	11,900	4,000	1,400	6,700	3,900	1,400
Net earnings (loss)	$ (2,781)	$ 23,002	$ 19,009	$ (3,656)	$ 11,085	$ 7,127
Preferred dividends	5,228	10,399	10,399	14,647	12,797	12,797
Net earnings (loss) for common shares	$ (8,009)	$ 12,603	$ 8,610	$ (18,303)	$ (1,712)	$ (5,670)
Net earnings (loss) per share:
Basic	$ (0.22)	$ .28	$ .22	$ (.50)	$ (.07)	$ (.24)
Diluted	$ (0.22)	$ .27	$ .22	$ (.50)	$ (.07)	$ (.24)
Average shares outstanding:
Basic	36,302	25,884	23,469	36,289	25,884	23,469
Diluted	36,302	26,278	23,863	36,289	25,884	23,469

	Thirteen Weeks Ended				Twenty-six Weeks Ended
		Pro Forma(5)			Pro Forma(5)
	Sept. 26, 2002	Sept. 27, 2001	Sept. 27, 2001	Sept. 26, 2002	Sept. 27, 2001	Sept. 27, 2001
Other Financial Data:
Adjusted EBITDA(1)	$ 60,819	72,120	$ 57,341	$ 122,782	$ 113,394	$ 89,244
After tax cash flow (2)	29,707	53,435	43,395	69,311	70,961	54,909
Capital expenditures, net (3)	9,362	n/a	23,872	29,785	n/a	36,804
Other Data:
Screen additions	-	-	-	18	60	60
Screen acquisitions	-	-	-	641	-	-
Screen dispositions	58	38	38	58	56	56
Average Screens	3,515	3,465	2,788	3,520	3,465	2,788
Attendance (in thousands)	51,363	55,168	44,721	104,194	100,907	81,547
Number of screens operated (period end)				3,500	3,472	2,775
Number of theatres operated (period end)				242	247	174
Screens per theatre circuit wide				14.5	14.1	15.9
					Pro Forma(5)
Balance Sheet Data:				Sept. 26, 2002	March 28 2002	March 28, 2002
Cash and equivalents				$ 184,466	$ 166,426	$ 219,432
Corporate borrowings				$ 668,490	$ 668,327	$ 596,540
Capital and financing lease obligations				$ 55,244	$ 57,056	$ 57,056
Net debt(4)				$ 539,268	$ 558,957	$ 434,164
Stockholders' equity				$ 305,556	$ 291,507	$ 258,356
Total shares (6)				75,161	73,931	71,501

(1)

Represents net earnings (loss) plus interest expense, income taxes, depreciation and amortization and adjusted for stock-based and special compensation expense (related primarily to forgiveness of loans to executive officers) of $503 and $20,262 included in general and administrative expense during the thirteen and twenty-six weeks ended September 26, 2002, respectively, and $114 and $212 included in general and administrative expense during the thirteen and twenty-six weeks ended September 27, 2001, respectively, preopening expense, theatre and other closure expense, reorganization items, gain on disposition of assets and investment income, and excludes other expense of $3,754 during the twenty-six weeks ended September 27, 2001 incurred in connection with the issuance of Preferred Stock.  We have included Adjusted EBITDA because we believe that Adjusted EBITDA provides investors with additional information for estimating our value and evaluating our ability to service debt.  We believe that Adjusted EBITDA is a financial measure commonly used in our industry and should not be construed as an alternative to our net earnings (loss) (as determined in accordance with GAAP).  Adjusted EBITDA as determined by us may not be comparable to EBITDA as reported by other companies.  In addition, Adjusted EBITDA is not intended to represent cash flow (as determined in accordance with GAAP) and does not represent the measure of cash available for discretionary uses.

(2)

Represents net earnings (loss) plus depreciation and amortization and adjusted for the non-cash portion of stock-based and special     compensation expense of $503 and $11,550 included in general and administrative expense during the thirteen and twenty-six weeks ended September 26, 2002, respectively, related primarily to forgiveness of loans to executive officers and $114 and $212 included during the thirteen and twenty-six weeks ended September 27, 2001, respectively, related to stock-based compensation.

(3)	Represents capital expenditures less proceeds from sale and leaseback transactions.
(4)	Represents corporate borrowings and capital and financing lease obligations less cash and equivalents.
(5)

The unaudited pro forma financial information presented above sets forth our historical statements of operations and balance sheet for the periods indicated and gives effect to the acquisitions of GC Companies, Inc. and Gulf States Theatres as adjusted for the related preliminary purchase price allocations.  We believe that the final allocation of purchase price will not differ materially from the preliminary allocation.  Such information is presented for comparative purposes only and does not purport to represent what our results of operations would actually have been had these transactions occurred on the date indicated or to project our results of operations for any future period or date.  The unaudited pro forma financial information should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 29, 2001, our Quarterly Report on Form 10-Q for the quarterly period ended September 27, 2001 including, in each case, the section "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our reports on Form 8-K filed on March 13, 2002, March 18, 2002 and April 10, 2002.

(6)

Represents outstanding shares of Common Stock and Class B Stock, incremental shares issuable under stock options, using the   treasury stock method, stock awards and upon the conversion of Series A Convertible Preferred Stock to Common Stock.